POWER OF ATTORNEY

Know all by these presents that Laura Fuentes, does hereby make, constitute and appoint each of Kristin A. Campbell, Kevin J. Jacobs, Owen Wilcox and James O. Smith or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Hilton Worldwide Holdings Inc. pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Hilton Worldwide Holdings Inc., unless earlier revoked in writing. The undersigned acknowledges that Kristin A. Campbell, Kevin J. Jacobs, Owen Wilcox and James O. Smith are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

By:    /s/ Laura Fuentes
    Laura Fuentes

 Date: October 1, 2020